SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                               Commission File Number  0-13599

                       First Philson Financial Corporation
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             (Exact name of registrant as specified in its charter)

               534 Main Street, PO Box 220, Berlin, PA 15530-0220
                                 (814) 267-4666
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $2.50 per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [ x ]         Rule 12h-3(b)(1)(i)         [ x ]
     Rule 12g-4(a)(1)(ii)      [   ]         Rule 12h-3(b)(1)(ii)        [   ]
     Rule 12g-4(a)(2)(i)       [   ]         Rule 12h-3(b)(2)(i)         [   ]
     Rule 12g-4(a)(2)(ii)      [   ]         Rule 12h-3(b)(2)(ii)        [   ]
                                             Rule 15d-6                  [   ]

     Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, First Philson Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 2, 2001        By:  /s/ Shawn C. Bunting
                          Name:    Shawn C. Bunting
                          Title:   Attorney for Promistar Financial Corporation,
                                   surviving entity to merger with First Philson
                                   Financial Corporation